Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of February 28, 2026. The following table provides a breakdown of the major components of our Net Asset Value as of February 28, 2026 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $1,602,822)	$1,739,612
Cash and cash equivalents	139,012
Foreign currencies at fair value (cost of $1,124)	1,141
Other assets	26,843
Derivative assets	158
Derivative liabilities	(4,287)
Other liabilities	(71,078)
Accrued performance fee	(1,138)
Management fee payable	(38)
Net Asset Value	$1,830,225
Number of outstanding shares	64,118,091

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of February 28, 2026 ($ in thousands, except shares and per share data):

Type	Monthly Net Asset Value	Number of Outstanding Shares	Net Asset Value per share
Series I
A-II Shares	$397,883	14,062,090	$28.29
F-I Shares	$79,663	2,859,235	$27.86
V Shares	$1	40	$25.00
E shares	$318	11,082	$28.70
I Shares	$62,515	2,242,679	$27.88
S Shares	$3	110	$27.86
Series II
A-II Shares	$1,208,119	42,055,907	$28.73
F-I Shares	$69,769	2,466,803	$28.28
V Shares	$1	40	$25.00
E shares	$1,580	54,225	$29.14
I Shares	$10,370	365,770	$28.35
S Shares	$3	110	$28.30
Total	1,830,225	64,118,091